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AMENDMENT NUMBER 2
Dated and Effective October 31, 2000
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
AMONG
WESTERN POWER & EQUIPMENT CORP., A DELAWARE CORPORATION, AND
WESTERN POWER & EQUIPMENT CORP., AN OREGON CORPORATION
AND
DEUTSCHE FINANCIAL SERVICES CORPORATION
AS ADMINISTRATIVE AGENT AND A LENDER
and
THE OTHER LENDERS

    In consideration of the mutual agreements herein and other sufficient consideration, the receipt of which is hereby acknowledged, WESTERN POWER & EQUIPMENT CORP., a Delaware corporation, WESTERN POWER & EQUIPMENT CORP., an Oregon corporation (separately and collectively, "Borrower"), DEUTSCHE FINANCIAL SERVICES CORPORATION, as Administrative Agent for itself and the other Lenders ("Administrative Agent"), and the other Lenders, hereby enter into this Amendment Number 2 dated and effective as of October 31, 2000 (this "Amendment") to the Amended and Restated Loan and Security Agreement between them effective as of June 30, 1999, as amended by Amendment Number 1 thereto dated as of June 5, 2000 (as it may be amended, restated, extended, renewed and/or otherwise modified from time to time, the "Loan Agreement"), as follows:

1.  Definitions.  Capitalized terms used and not otherwise defined herein have the meanings given them in the Loan Agreement.

2.  Waiver of Defaults.  Borrower hereby acknowledges that (i) a Default has occurred under Sections 9.3.1(a) and 9.3.1(d) of the Loan Agreement, due to a breach by Borrower of the covenants contained in Section 9.3.1(a) and 9.3.1(d) of the Loan Agreement pertaining to required Minimum Tangible Net Worth and required Minimum Ratio of EBITDA to interest expense for Borrower's fiscal quarter ending April 30, 2000, and (ii) a Default has occurred under Sections 9.3.1(a), 9.3.1(b), 9.3.1(c) and 9.3.1(d) of the Loan Agreement, due to a breach by Borrower of the covenants contained in Section 9.3.1(a), 9.3.1(b), 9.3.1(c) and 9.3.1(d) of the Loan Agreement pertaining to required Minimum Tangible Net Worth, required ratio of Debt to Tangible Net Worth, ratio of Debt to EBITDA, and required Minimum Ratio of EBITDA to interest expense for Borrower's fiscal quarter ending the fiscal quarter ending July 31, 2000. Subject to the terms and conditions contained herein, Lender hereby waives the Defaults described in the preceding sentence; provided, however, that such waiver shall not constitute or be deemed to be a waiver of any subsequent Defaults under such Sections, or of any other existing or future Defaults under the Loan Agreement or the other Loan Documents at any time. Upon any further Defaults, including, without limitation, any Default arising as a result of Borrower's financial performance for the reporting periods ending January 1, 2001 or July 1, 20001, all rights and remedies of Lender with respect to such Defaults, whether pursuant to the Loan Agreement, the other Loan Documents, or available at law or equity, shall be available to Lender, including without limitation the right to terminate the Commitments, accelerate the Loan Obligations, and foreclose on any or all Collateral. Borrower and Lender each agree that the waivers granted herein do not apply to the breach of any other term, provision, covenant, representation or warranty of the Loan Agreement or the other Loan Documents or the breach of the covenants described above for any periods other than the periods specifically described above.

3.  Amendments to Loan Agreement.  The Loan Agreement is hereby amended as follows:

    3.1.  New Definitions.  The following definitions are hereby inserted in alphabetical order into Section 2 of the Loan Agreement:

  "Adjusted LIBOR Rate" shall mean the LIBOR Rate (which will fluctuate as described herein) plus the applicable LIBOR Increment determined from time to time as provided in Section 3.18.2.

  "LIBOR Increment" shall have the meaning set forth in Section 3.18.2 hereof.

  "LIBOR Rate" shall mean for any Business Day, the London Interbank Offered Rate (LIBOR) for deposits in U.S. Dollars for thirty (30) day maturities: (a) as published in The Wall Street Journal on such Business Day, or (b) if not published in The Wall Street Journal on such Business Day, then for such Business Day the LIBOR Rate shall be such rate that appears in The Dow Jones Telerate Service, Bloombergs or similar service, as determined by Administrative Agent in its sole and absolute discretion."

    3.2.  Aggregate Loan Commitment Commitment.  Section 3.1 of the Loan Agreement is hereby amended by inserting the words "as it may be reduced as provided in this Section 3.1 below" after the words "Seventy Million Dollars ($70,000,000.00)" in the first sentence. Section 3.1 of the Loan Agreement is hereby further amended by inserting the following at the end of Section 3.1: "The Aggregate Loan Commitment will automatically be permanently reduced on the following dates by the amounts opposite such dates in the following table:

Date of Reduction in Aggregate Loan Commitment	Amount of Reduction in Aggregate Loan Commitment	Amount of Aggregate Loan Commitment After Giving Effect to Reduction
December 31, 2000	$13,000,000.00	$57,000,000.00
March 31, 2001	$7,000,000.00	$50,000,000.00
July 31, 2001	$10,000,000.00	$40,000,000.00
December 28, 2001	$10,000,000.00	$30,000,000.00

In the event that the outstanding balance owed by Borrower hereunder is in excess of the reduced Commitment, on such date, then Borrower shall immediately pay to Administrative Agent such excess."

    3.3.  Prime Increment.  The table in Section 3.6 of the Agreement is deleted and replaced with the following:

Debt minus Subordinated Debt to EBITDA	Prime Increment, expressed as a percentage (%)
greater than or equal to 6.0:1.0	0.25%
less than 6.0:1.0 but greater than or equal to 5.0:1.0	0.00%
less than 5.0:1.0 but greater than or equal to 4.0:1.0	-0.25%
less than 4.0:1.0 but greater than or equal to 3.0:1.0	-0.50%
less than 3.0:1.0	-0.75%

    3.4.  Appraisal Fees.  Section 3.7.1.2 of the Agreement is amended by adding the following sentence to the end of such section as if originally set forth therein:

  "Notwithstanding the foregoing, Borrower's obligation to reimburse such appraisal costs shall not exceed Thirty Thousand Dollars ($30,000) per year."

    3.5.  Review Fees.  Section 3.7.1.3 of the Agreement is amended by deleting the first sentence thereof and substituting the following as if originally set forth therein:

  "Borrower shall pay Administrative Agent, for its sole benefit, a review fee equal to Five Thousand Dollars ($5,000) per calendar quarter plus Administrative Agent's actual out-of-pocket costs and expenses associated with audits, examinations and other reviews conducted by Administrative Agent."

    3.6.  Compensation.  The following sentence is hereby added to the end of Section 3.16.2 of the Agreement:

  "Any compensation payable to Administrative Agent under Subsection 3.6.3 hereof shall be payable without regard to whether Administrative Agent or any Lender has funded any Loan through the purchase of deposits in an amount or of a maturing corresponding to the deposits used as a reference in determining any LIBOR Rate in this Agreement."

    3.7.  Interest.  A new Section 3.18 is hereby added to the Loan Agreement as follows:

  "3.18.  LIBOR Interest.

  3.18.1.  LIBOR Rate.  Notwithstanding anything contained herein to the contrary, Borrower shall be required to request all Loans be Loans bearing interest at the Adjusted LIBOR Rate, unless, as determined by the Administrative Agent's sole and absolute discretion, the London Interbank Offered Rate (LIBOR) for deposits in U.S. Dollars for thirty (30) day maturities is not published in The Wall Street Journal, Dow Jones Telerate Service, Bloombergs or similar service used by Administrative Agent. In such event, there shall be no Adjusted LIBOR Rate available until Administrative Agent otherwise determines, in its sole and absolute discretion, that the LIBOR Rate is available, and all existing and future Loans shall bear interest at rates based on the Prime Rate as set forth herein until the LIBOR Rate is available as determined by Administrative Agent in its sole and absolute discretion.

  3.18.2.  Adjusted LIBOR Rate.  The "Adjusted LIBOR Rate" shall be the LIBOR Increment plus the LIBOR Rate on any day. On the Effective Date and quarterly thereafter based upon the ratio of the Dollar amount of Borrower's Debt minus Subordinated Debt to Borrower's EBITDA as reflected in Borrower's Financial Statements for its fiscal quarter most recently ended:

Debt minus Subordinated Debt to EBITDA	LIBOR Increment, expressed as a percentage (%)
greater than or equal to 6.0:1.0	3.00%
less than 6.0:1.0 but greater than or equal to 5.0:1.0	2.75%
less than 5.0:1.0 but greater than or equal to 4.0:1.	2.50%
less than 4.0:1.0 but greater than or equal to 3.0:1.0	2.25%
less than 3.0:1.0	2.00%

  Any change in the LIBOR Increment shall become applicable as determined by Administrative Agent on the first Business Day of the first calendar month following the last day on which Borrower delivers to Administrative Agent both its quarterly Financial Statements for the fiscal quarter most recently ended as required in Section 9.1.10 and the covenant compliance certificate required by Section 9.3.2. If Borrower does not deliver its quarterly Financial Statements to Administrative Agent within the period required by Section 9.1.10, then the applicable LIBOR Increment shall be that shown for Debt minus Subordinated Debt to EBITDA of greater than or equal to 6.0 : 1 until Borrower shall deliver such Financial Statements.

  Interest will be computed based on a 365 day year. Interest will be calculated with respect to each day by multiplying the Daily Contract Balance by the lesser of (i) the highest rate from time to time permitted by applicable Law (and any amounts received from Borrower in excess of such highest rate from time to time permitted by applicable Law will be considered reductions to principal to the extent of any such excess), and (ii) Adjusted LIBOR Rate, and interest will accrue as provided in Section 3.8.

  3.18.4.  LIBOR Costs.  If, after the date hereof, the adoption of any applicable Law or any change in any applicable Law or any change in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by

  Administrative Agent or any Lender with any request or directive (whether or not having the force of Law) of any such governmental authority, central bank, or comparable agency:

  3.18.4.1  shall subject Administrative Agent or such Lender to any Tax with respect to any Loans bearing interest at rate based on the LIBOR Rate or its obligation to make Loans bearing interest at rate based on the LIBOR Rate, or change the basis of taxation of any amounts payable to Administrative Agent or such Lender under this Agreement in respect of any Loans bearing interest at rate based on the LIBOR Rate (other than Taxes imposed on the net income of such Lender by the jurisdiction in which Administrative Agent or such Lender has its principal office);

  3.18.4.2  shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the reserve requirement utilized in the determination of the LIBOR Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, Administrative Agent or such Lender, including the Commitment of such Lender hereunder; or

  3.18.4.3  shall impose on Administrative Agent or such Lender or on the United States market for certificates of deposit, treasury bills or the London interbank market any other condition affecting this Agreement, its Commitments or its Note or any of such extensions of credit or liabilities or commitments;

  and the result of any of the foregoing is to increase the cost to Administrative Agent or such Lender of making, converting into, continuing, or maintaining any Loan or to reduce any sum received or receivable by Administrative Agent or such Lender under this Agreement or its Notes with respect to any Loan, then the Borrower shall pay to Administrative Agent or such Lender on demand such amount or amounts as will reasonably compensate Administrative Agent or such Lender for such increased cost or reduction.

  3.18.5.  LIBOR Rate and Prime Rate—Generally.  All Loans whether bearing interest at the Modified Prime Rate or the Adjusted LIBOR Rate shall be paid on the dates provided for herein, and shall be computed as provided for herein.

  3.18.6.  Limitation on Types of Loans.  If on or prior to the making of any Loan bearing interest at any rate based on the LIBOR Rate:

  3.18.6.1.  the Administrative Agent reasonably determines that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate; or

  3.18.6.1.  the Required Lenders reasonably determine and notify the Administrative Agent that the LIBOR Rate will not adequately and fairly reflect the cost to the Lenders of funding Loans bearing interest at any rate based on the LIBOR Rate;

  then the Administrative Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, neither the Administrative Agent nor the Lenders shall be under any obligation to make additional Loans bearing interest at any rate based on the LIBOR Rate, or continue Loans bearing interest at any rate based on the LIBOR Rate and all Loans bearing interest at any rate based on the LIBOR Rate shall immediately convert to Loans bearing interest based on the Prime Rate in accordance with the terms of this Agreement and at the rates set forth in this Agreement.

  3.18.7.  Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for Administrative Agent or any Lender to make, maintain, or fund Loans bearing interest at any rate based on the LIBOR Rate hereunder, then Administrative Agent or such Lender shall promptly notify the Borrower thereof and Administrative Agent or such Lender's obligation to make or continue Loans bearing interest at any rate based on the LIBOR Rate shall be suspended until such time as Administrative Agent or such Lender may again make, maintain, and fund Loans bearing interest at any rate based on the LIBOR Rate.

    3.18.8.  Treatment of Affected Loans.  If the obligation of any Lender to make a Loan bearing interest at any rate based on the LIBOR Rate shall be suspended as set forth in this Agreement (such Loans being herein called "Affected Loans"), such Affected Loans shall be automatically and immediately be converted into Loans bearing interest at any rate based on the Prime Rate and:

    (a)  to the extent that such Affected Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Affected Loans shall continue to be made and applied as provided for herein; and

    (b)  all Loans that would otherwise be made or continued by as Loans bearing interest at any rate based on the LIBOR Rate shall be made or continued instead as Loans bearing interest at any rate based on the Prime Rate."

    3.8.  Maturity Date/Termination.  Each reference to August 18, 2000 in Section 4.1 of the Loan Agreement is deleted and replaced with December 31, 2001.

    3.9.  Financial Covenants.  For all periods from and after October 31, 2000, Section 9.3.1(a), (b), (c) and (d) are hereby deleted and replaced with the following:

    "(a)  Tangible Net Worth plus Subordinated Debt in the combined amount of not less than (i) for the January 31, 2001 reporting date, Fifteen Million Dollars ($15,000,000.00), and (ii) for the July 31, 2001 reporting date, Nineteen Million Dollars ($19,000,000.00);

    (b)  a ratio of Debt minus Subordinated Debt to Tangible Net Worth plus Subordinated Debt of (i) for the January 31, 2001 reporting date, not more than 7.4:1.0, and (ii) for the July 31, 2001 reporting date, not more than 5.6:1.0;

    (c)  a ratio of Debt to EBITDA for the prior four (4) fiscal quarters, (i) for the January 31, 2001 reporting date, in an amount of not greater than 6.9:1.0, (ii) for the July 31, 2001 reporting date, in an amount of not greater than 5.3:1.0; and

    (d)  a ratio of EBITDA for the then ending fiscal quarter to the interest expense of Borrower for such quarter, (i) for the January 31, 2001 reporting date, in an amount of not less than 2.3:1.0, and (ii) for the July 31, 2001 reporting date, in an amount of not less than 2.5:1.0."

    3.10.  Use of Term "Event of Default".  Each reference in the Loan Agreement to "Event of Default" is deleted and replaced with the term "Default."

4.  Conditions Precedent to Effectiveness of this Amendment.  This Amendment shall become effective as of October 31, 2000, but only if this Amendment has been executed by Borrower and Lender, and only if all of the documents listed on Exhibit A to this Amendment have been delivered and, as applicable, executed, sealed, attested, acknowledged, certified, or authenticated, each in form and substance satisfactory to Lender, and all of the requirements described in Exhibit A shall have been met on or before October 31, 2000.

5.  Representations and Warranties of Borrower.  Borrower hereby represents and warrants to Administrative Agent and the Lenders that (i) this Amendment has been duly authorized by Borrower's Board of Directors, (ii) no consents are necessary from any third parties for Borrower's execution, delivery and performance of this Amendment, (iii) this Amendment constitutes the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms except as the enforcement thereof may be limited by bankruptcy, insolvency or other laws related to creditors rights generally or by the application of equity principles, (iv) except as disclosed on the disclosure schedule attached hereto as Exhibit A, all of the representations and warranties contained in Section 8 of the Loan Agreement, as amended by this Amendment, are true and correct in all material respects with the same force and effect as if made on and as of the effective date of this Amendment, (v) there is no Default which is continuing, and (vi) the Loan Agreement (as modified by this Amendment) and the other Loan Documents represent the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their terms, except to the extent that the enforceability thereof against Borrower may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditor's rights generally or by equitable principles of general application (whether considered in an action at law or in equity).

6.  Effect of Amendment.  Except as specifically set forth in Section 2 above, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Lenders or Administrative Agent under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement, any of the other Loan Documents or any existing Default, nor act as a release or subordination of the security interests or Liens of Lender or Administrative Agent under the Loan Documents. Each reference in the Loan Agreement to "the Agreement", "hereunder", "hereof", "herein", or words of like import, shall be read as referring to the Loan Agreement as amended hereby.

7.  Reaffirmation.  Borrower hereby acknowledges and confirms that (i) the Loan Agreement, as amended hereby, is in full force and effect, (iii) Borrower has no defenses to its obligations under the Loan Agreement and the other Loan Documents, (iv) the security interests and Liens of Administrative Agent created under the Loan Documents continue in full force and effect, and have the same priority as before this Amendment, and (v) Borrower has no claim against Lenders arising from or in connection with the Loan Agreement or the other Loan Documents.

8.  Governing Law.  This Amendment has been delivered in St. Louis, Missouri, and shall be governed by and construed under the law of the State of Missouri without giving effect to choice or conflicts of law principles thereunder.

9.  Section Titles.  The section titles in this Amendment are for convenience of reference only and shall not be construed so as to modify any provisions of this Amendment.

10.  Counterparts; Facsimile Transmissions.  This Amendment may be executed in one or more counterparts and on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Amendment may be given by facsimile or other electronic transmission, and such signatures shall have the same binding effect as an original signature on an original document.

11.  Incorporation By Reference.  Lender and Borrower hereby agree that all of the terms of the Loan Documents are incorporated in and made a part of this Amendment by this reference.

12.  Statutory Notice.  The following notice is given pursuant to Section 432.045 of the Missouri Revised Statutes; nothing contained in such notice shall be deemed to limit or modify the terms of the Loan Documents:

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

    [the next page is the signature page]

    IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first above written.

WESTERN POWER & EQUIPMENT CORP., a Delaware corporation
By: Print Name: Title:
WESTERN POWER & EQUIPMENT CORP., an Oregon corporation
By: Print Name: Title:
DEUTSCHE FINANCIAL SERVICES CORPORATION, as Administrative Agent and as the sole Lender
By: Print Name: Title:

EXHIBIT A

DISCLOSURE SCHEDULE

    None, if nothing listed.

EXHIBIT B

Documents and Requirements

1.
An original First Amendment to Loan Agreement.

2.
Payment of Lender's reasonable legal fees and expenses incurred in connection with the Second Amendment to Loan Agreement

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AMENDMENT NUMBER 2 Dated and Effective October 31, 2000 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT AMONG WESTERN POWER & EQUIPMENT CORP., A DELAWARE CORPORATION, AND WESTERN POWER & EQUIPMENT CORP., AN OREGON CORPORATION AND DEUTSCHE FINANCIAL SERVICES CORPORATION AS ADMINISTRATIVE AGENT AND A LENDER and THE OTHER LENDERS
EXHIBIT A
DISCLOSURE SCHEDULE
EXHIBIT B
Documents and Requirements